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                            ARTICLES OF INCORPORATION

                                       OF

                          MASSIE TOOL, MOLD & DIE, INC.

                                       I.

      The name of the Corporation is Massie Tool, Mold & Die, Inc.

                                       II.

      The street address of the principal office of the Corporation is 1100 Boulders Parkway, Richmond, Virginia, 23225. The mailing address of the principal office of the Corporation is the same as the street address.

                                      III.

      The number of shares which the Corporation shall have authority to issue shall be 100 shares of Common Stock, no par value, all of which are of the same class.

                                       IV.

      The street address of the initial registered office of the Corporation in the State of Florida is c/o The Prentice-Hall Corporation System, Inc., 110 North Magnolia Street, Tallahassee, Florida, 32301.

      The name of the initial registered agent of the Corporation is The Prentice-Hall Corporation System, Inc., whose business address is the same as the address of the initial registered office.

      The written acceptance of the initial registered agent, as required by the provisions of Section 607.0501(3) of the Florida Business Corporation Act, is set forth following the signature of


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the incorporator and is made a part of these Articles of Incorporation.

                                       V.

     The name and address of the incorporator are:

      Name                              Address
      ----                              -------

      Nancy M. Taylor                   1100 Boulders Parkway
                                        Richmond, Virginia 23225


                                       VI.

      The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Articles, for which corporations may be incorporated under the Florida Business Corporation Act, as amended from time to time, and to have all of the general powers granted to corporations organized under the Florida Business Corporation Act, whether granted by specific statutory authority or by construction of law.

                                      VII.

      The number of Directors constituting the initial Board of Directors shall be three (3), and the names and addresses of the persons who are to serve as the initial Directors are as follows:

      Name                              Residence Address
      ----                              -----------------

      Richard W. Goodrum                12830 River Hills Drive
                                        Midlothian, Virginia 23113

      Steven M. Johnson                 412 Kilmarnock Road
                                        Richmond, Virginia 23229

      Norman A. Scher                   5 Cedaridge Road
                                        Richmond, Virginia 23229


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                                      VIII.

      The duration of the Corporation shall be perpetual.

                                       IX.

      (1) In this Article:

      "applicant" means the person seeking indemnification pursuant to this Article.

      "expenses" includes counsel fees.

      "liability" means the obligation to pay a judgment, settlement, penalty, fine, including any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

      "party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.


      "proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether formal or informal.

      (2) In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person's having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.


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      (3) The Corporation shall indemnify (a) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, by reason of the fact that he is or was a director or officer of the Corporation, or (b) any director or officer who is or was serving at the request of the Corporation a director, trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. A person is considered to be serving an employee benefit plan at the Corporation's request if his duties to the Corporation also impose duties on, or otherwise involve services by, him to the plan or to participants in or beneficiaries of the plan. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any Director or officer in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

      (4) The provisions of this Article shall be applicable to all proceedings commenced after the adoption hereof by the shareholders of the Corporation, arising from any act or omission, whether occurring before or after such adoption. No amendment or repeal of this Article shall have any effect on the


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rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly pay or reimburse all reasonable expenses, including attorneys' fees, incurred by any such director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

      (5) The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section (2) or (3) of this Article.

      (6) Any indemnification under Section (3) of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he has met the applicable standard of conduct set forth in Section (3).

          The determination shall be made:

          (a) By the Board of Directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding;


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          (b) If a quorum cannot be obtained under subsection (a) of this section, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

          (c) By special legal counsel;

               (i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this section; or

               (ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this section and a committee cannot be designated under subsection (b) of this section, selected by majority vote of the full Board of Directors, in which selection directors who are parties may participate; or

          (d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

      Any evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is appropriate, except that if the determination is made by special legal counsel, such evaluation as to reasonableness of expenses shall be made by those entitled under subsection (c) of this section (6) to select counsel.


      Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to


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which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel, the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

      (7) (a) The Corporation shall pay for or reimburse the reasonable expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under section
(6) if the applicant furnishes the Corporation:

               (i) a written statement of his good faith belief that he has met the standard of conduct described in section (3); and

               (ii) a written undertaking, executed personally or on his behalf, to repay the advance if it is ultimately determined that he did not meet such standard of conduct.

          (b) The undertaking required by paragraph (ii) of subsection (a) of this section shall be an unlimited general obligation of the applicant but need not be secured and may be accepted without reference to financial ability to make repayment.


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          (c) Authorizations of payments under this section shall be made by the persons specified in section (6).

      (8) The Board of Directors is hereby empowered, by majority vote of a quorum consisting of disinterested Directors, to cause the Corporation to indemnify or contract to indemnify any person not specified in section (2) or
(3) of this Article who was, is or may become a party to any proceeding, by reason of the fact that he is or was an employee or agent of the Corporation, or is or was serving at the request of the Corporation as director, officer, employee or agent in another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, to the same extent as if such person were specified as one to whom indemnification is granted in section (3). The provisions of section (4) through (7) of this Article shall be applicable to any indemnification provided thereafter pursuant to this section (8).

      (9) The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him in any


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such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

      (10) Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, by-laws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the Directors of the Corporation shall be a party to or beneficiary of any such agreements, by-laws or arrangements); provided, however, that any provisions of such agreements, by-laws or other arrangements shall not be effective if and to the extent that it


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is determined to be contrary to this Article or applicable laws of the State of
Florida.

      (11) Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provisions.

Date: September 10, 1993


                                             /s/ Nancy M. Taylor
                                                 -----------------------------
                                                 Nancy M. Taylor, Incorporator


      Having been named as registered agent and to accept service of process for the above-named Corporation at the place designated in these Articles of Incorporation, I hereby accept the appointment as registered agent and agree to act in this capacity. I further agree to comply with the provisions of all statutes relating to the proper and complete performance of my duties, and I am familiar with and accept the obligations of my position as registered agent.

Date: September 14, 1993                     THE PRENTICE-HALL CORPORATION
                                               SYSTEM, INC.


                                             By: /s/ Barbara A. Buckley
                                                     -------------------------
                                             Name: Barbara A. Buckley
                                             Title: Assistant Vice President


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